Exhibit 99.1
Contact
--------

INVESTOR RELATIONS                                 MEDIA RELATIONS
John Calhoun, MD, MBA                              Susan W. Specht, MBA
Director, Corporate Communications                 Associate Director, Corporate
& Investor Relations                               Communications
(206) 442-6744                                     (206) 442-6592

FOR IMMEDIATE RELEASE
---------------------

     ZYMOGENETICS REPORTS FOURTH QUARTER AND YEAR END 2006 FINANCIAL RESULTS

             - Investment in pipeline yields substantial progress in
                             clinical development -

Seattle, February 15, 2007 -- ZymoGenetics, Inc. (NASDAQ: ZGEN) today reported its financial results for the fourth quarter and year ended December 31, 2006. For the fourth quarter of 2006, the company reported a net loss of $37.1 million, or $0.55 per share, compared to a net loss of $15.1 million, or $0.23 per share, for the prior year period. For the full year 2006, the company reported a net loss of $130.0 million, or $1.94 per share, compared to a net loss of $78.0 million, or $1.28 per share, for the prior year. The increases were consistent with the company's strategy of aggressively investing in the advancement of its broad pipeline of product candidates.

ZymoGenetics ended the year in a strong financial position, with $258.4 million of cash, cash equivalents and short-term investments.

"All of our product development programs made substantial progress in 2006," stated Bruce L.A. Carter, Ph.D., President and Chief Executive Officer of ZymoGenetics. "With the positive Phase 3 results and BLA filing for rhThrombin, we've laid the groundwork for commercialization. Phase 2 clinical trials are ongoing for atacicept and IL-21, and both programs are expected to broaden this year. In addition, we're very excited about the potential of PEG-interferon lambda, which has begun Phase 1 testing."

ZymoGenetics reported 2006 revenues of $25.4 million for the full year and $4.4 million for the fourth quarter, compared to $42.9 million and $15.4 million for the prior year and quarter, respectively. Most of the revenue decrease related to revenue from license fees and milestone payments. Several large milestone payments were earned in 2005, whereas corresponding amounts were not earned in 2006. Also, the revenue recognition period for a recombinant Factor XIII license fee, received from Novo Nordisk in 2004, ended in the second quarter of 2006. Previously, the company had recorded revenue of $2.3 million per quarter under this license over the period of its related continuing obligations. Option fee revenue also decreased due to the November 2006 expiration of an option and license agreement with Novo Nordisk, under which the company had earned $7.5 million per year over a six-year term.

                                     -more-

                                              ZymoGenetics 2006 Year-End Results
                                                                         2/15/07
                                                                     Page 2 of 6

Research and development expenses in 2006 increased by 29% to $128.5 million for the full year and $33.8 million for the fourth quarter, compared to $99.6 million and $26.2 million reported for the prior year and quarter, respectively. There has been substantial growth and expansion of the company's product development capabilities over the past year, including the hiring of experienced development personnel. A significant portion of the increases resulted from growth in headcount and related costs. Other substantial cost increases related to the manufacture of rhThrombin and fees for filing the rhThrombin Biologics License Application (BLA) with the FDA. Additionally, pursuant to new stock option accounting rules that took effect in 2006, stock-based compensation expense of $3.2 million was recorded for the fourth quarter and $12.1 million was recorded for the full year.

General and administrative expenses in 2006 totaled $33.2 million for the year and $9.1 million for the fourth quarter, which compares to $23.3 million and $5.8 million reported for the prior year and quarter, respectively. The primary factor contributing to these increases was stock-based compensation expense, which was responsible for $6.3 million of the increase for the year and $1.8 million of the increase for the fourth quarter. Other factors responsible for the increases included personnel costs, patent and legal fees and consulting fees.

Net other income for the fourth quarter of 2006 was comparable to the amount for the fourth quarter of 2005. For the full year 2006, net other income increased to $6.3 million, from $2.0 million for the prior year. This increase reflects higher investment income, which was largely driven by higher rates of interest earned on investments.

2006 HIGHLIGHTS

During 2006, ZymoGenetics made the following significant advancements in its product development programs and other critical business areas:

rhThrombin:
-----------

    o In July, ZymoGenetics completed a Phase 3 pivotal trial of recombinant human thrombin. The company reported positive results of this trial in September at a medical meeting and filed a BLA in December requesting FDA marketing approval.

    o The company is currently enrolling patients in a Phase 2 trial of rhThrombin delivered via spray applicator as an adjunct to hemostasis for patients requiring autologous skin grafting for burns and other traumatic skin injuries. ZymoGenetics began enrolling patients in August and plans to complete enrollment in this open-label study in Q1 2007.

Atacicept:
----------

    o The company presented results from several Phase 1b clinical trials that demonstrated the safety and potential efficacy of atacicept as a therapy for rheumatoid arthritis, systemic lupus erythematosus and B-cell malignancies. The company is continuing enrollment in a Phase 1b trial involving patients with B-Chronic Lymphocytic Leukemia (B-CLL).

    o In December 2006, ZymoGenetics and its partner Merck Serono initiated a Phase 2 trial of atacicept with rheumatoid arthritis patients whose disease has failed to respond to TNF inhibitors. Approximately 320 patients are expected to participate in this trial.

IL-21:
------

    o ZymoGenetics and its partner Novo Nordisk completed and presented data from their Phase 1 monotherapy trials of IL-21 in patients with metastatic melanoma or metastatic renal cell carcinoma. These data demonstrated a satisfactory toxicity profile and evidence of anti-tumor activity in several patients treated with this agent was observed.

                                     -more-

                                              ZymoGenetics 2006 Year-End Results
                                                                         2/15/07
                                                                     Page 3 of 6

    o In July, the company initiated a Phase 1 trial combining IL-21 with Rituxan(R) (a product of Genentech, Inc. and Biogen IDEC) for treatment of patients with non-Hodgkin's lymphoma, and in October, the company started a Phase 1/2 trial combining IL-21 with Nexavar(R) (a product of Bayer Healthcare AG and Onyx Pharmaceuticals, Inc.) for treatment of patients with renal cell carcinoma.

    o In collaboration with its partner Novo Nordisk, a Phase 2 clinical trial of IL-21 monotherapy for the treatment of patients with metastatic melanoma was started in July.

PEG-interferon lambda (PEG-IFN lambda; formerly known as Interleukin 29):
-------------------------------------------------------------------------

    o ZymoGenetics recently presented an abstract discussing the pharmacological activity of PEG-IFN lambda at a medical meeting in October 2006. The company submitted an Investigational New Drug Application to the FDA in November, and recently initiated a Phase 1a trial with healthy volunteers.

Other:
------

    o In March 2006, the company appointed Judith A. Hemberger, Ph.D. to its board of directors. Dr. Hemberger is an experienced biotech industry executive with over 25 years of global pharmaceutical and biotech industry experience. Dr. Hemberger filled a seat vacated by George B. Rathmann, who retired from the company's board in February 2006. Dr. Rathmann is continuing his relationship with the company as Chairman Emeritus, an honorary position.

    o ZymoGenetics hired Michael J. Dwyer in May 2006 as its Senior Vice President of Sales & Marketing. Mr. Dwyer is responsible for continuing to build ZymoGenetics' sales, marketing and operations/logistics team in preparation for the anticipated launch of rhThrombin in late 2007.

    o The company also appointed Vaughn B. Himes, Ph.D. as its Senior Vice President of Technical Operations, with responsibility for all aspects of the Company's manufacturing and process development activities. Dr. Himes replaced Mark D. Young, Ph.D., who retired from the company in April 2006.

OUTLOOK FOR 2007

The company's plan for 2007 includes the following important milestones:

o Facilitate completion of FDA review of the rhThrombin BLA filing, gain approval and launch the product in the fourth quarter of the year;

o Complete the Phase 2 study of rhThrombin spray and initiate a Phase 3 spray study in the second half of the year;

o Enter into an ex-US development and commercialization relationship for rhThrombin.

o Complete patient enrollment in the Phase 2 study of atacicept in rheumatoid arthritis before the end of the year;

o Initiate Phase 2/3 studies suitable for registration of atacicept in systemic lupus erythematosus in the second half of the year;

o Initiate clinical testing of atacicept in multiple sclerosis late in the year;

                                     -more-

                                              ZymoGenetics 2006 Year-End Results
                                                                         2/15/07
                                                                     Page 4 of 6

o Complete and report results from the dose-escalation portion of the Phase 1b study of atacicept in B-CLL in the first half of the year;

o Complete the Phase 1 clinical trial of IL-21 in combination with Rituxan and report results in the second half of the year;

o Complete the Phase 1 portion of the renal cell carcinoma study of IL-21 in combination with Nexavar and initiate the Phase 2 part of the study;

o Together with partner Novo Nordisk, complete enrollment in the Phase 2 clinical trial of IL-21 as a monotherapy for the treatment of metastatic melanoma and initiate a higher-dose Phase 2 study in melanoma patients with high performance status; and

o Complete Phase 1a clinical testing and initiate the Phase 1b study of PEG-IFN lambda as a treatment for Hepatitis C infection.

"2006 was a very successful year highlighted by the completion of the rhThrombin Phase 3 pivotal study and filing of a license application with the FDA," commented Douglas E. Williams, Ph.D., Executive Vice President and Chief Scientific Officer of ZymoGenetics. "With this milestone accomplished, we have an even more energetic agenda for 2007. We will continue to support the development of an rhThrombin franchise with pivotal testing of a spray kit. We will broaden and intensify our atacicept and IL-21 programs in Phase 2, and we have already begun clinical testing of PEG-IFN lambda. We will also focus our attention on a number of promising preclinical stage programs to feed the clinical pipeline in the future."

2007 FINANCIAL EXPECTATIONS

The company expects to post an increased net loss in 2007, which will be driven largely by costs related to the planned launch of rhThrombin. More specifically, the following items are expected to be the most significant factors contributing to 2007 expense increases:

o Manufacture of rhThrombin bulk drug and finished product inventories for launch and commercial sale, the cost of which will be expensed prior to FDA approval;

o Recruitment and hiring of sales representatives and related management to support rhThrombin commercialization;

o Other launch-related sales and marketing costs for rhThrombin; o Establishment of a medical affairs function to support the users of rhThrombin in the medical community;

o Increased clinical trial costs for atacicept, IL-21 and PEG-IFN lambda with the advancement into more advanced clinical testing; and

o   Increased clinical development staffing to support the advancing programs.

As a result, the company believes that its total research and development expense in 2007 will increase to approximately $135-145 million. General and administrative expense is expected to increase to approximately $45-50 million in 2007. The projected expenses for 2007 include noncash stock option compensation expense of approximately $22 million, of which approximately two-thirds is classified as research and development and the remainder as general and administrative expense. Total revenues, excluding sales of rhThrombin, are expected to be in the same range as those reported in 2006, with the potential to increase by up to 30% based on the achievement of development milestones by third-party licensees. The company estimates that its 2007 net loss will be within the range of approximately $150-170 million, or approximately $2.20 to $2.50 per share, including noncash stock option-related expense. Sales of rhThrombin are not reflected in these estimates; however, it is unlikely that sales in 2007, assuming FDA approval in mid-to-late October, would materially affect the net loss estimates.

                                     -more-

                                              ZymoGenetics 2006 Year-End Results
                                                                         2/15/07
                                                                     Page 5 of 6

Besides funding its net operating loss in 2007, the company expects to incur capital expenditures of approximately $6-8 million. The company expects overall net usage of cash in 2007 to be within the range of approximately $130-150 million. If the company is successful in completing an ex-U.S. partnership for rhThrombin, cash usage could be substantially lower.

CONFERENCE CALL AND WEBCAST INFORMATION

ZymoGenetics Q4 2006 Financial Results Conference Call will be held on February 15, 2007 at 4:30 p.m. Eastern Time and may be accessed at www.zymogenetics.com or by dialing 877-407-0782. The international dial in number is 201-689-8567. Participants should dial in to the call approximately 10 minutes prior to the scheduled start time to register. The webcast will be archived for 30 days.

For replay, use the following information:

    o    Replay number: 877-660-6853

    o    International replay number: 201-612-7415

Replay passcodes (required for playback): account #: 286 and conference ID #: 230234

ABOUT ZYMOGENETICS

ZymoGenetics creates novel protein drugs with the potential to significantly help patients fight their diseases. The company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These candidates span a wide array of clinical opportunities that include bleeding, autoimmune and viral diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2005. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

                            -Financial Tables Follow-

                                     -more-

                                              ZymoGenetics 2006 Year-End Results
                                                                         2/15/07
                                                                     Page 6 of 6

                               ZYMOGENETICS, INC.
                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                 Three Months Ended              Year Ended
                                                    December 31,                December 31,
                                              -------------------------   -------------------------
                                                 2006          2005          2006          2005
                                              -----------   -----------   -----------   -----------
                                                     (unaudited)          (unaudited)
Revenues:
   Royalties                                  $     1,558   $     1,628   $     6,851   $     7,510
   Option fees                                      1,673         2,659         9,693        10,637
   License fees and milestone payments              1,139        11,154         8,836        24,762
                                              -----------   -----------   -----------   -----------
              Total revenues                        4,370        15,441        25,380        42,909
Operating expenses:
   Research and development                        33,829        26,217       128,450        99,615
   General and administrative                       9,093         5,831        33,224        23,321
                                              -----------   -----------   -----------   -----------
              Total operating expenses             42,922        32,048       161,674       122,936
                                              -----------   -----------   -----------   -----------
Loss from operations                              (38,552)      (16,607)     (136,294)      (80,027)
Other income, net                                   1,403         1,521         6,292         2,000
                                              -----------   -----------   -----------   -----------
Net loss                                      $   (37,149)  $   (15,086)  $  (130,002)  $   (78,027)
                                              ===========   ===========   ===========   ===========
Basic and diluted net loss per share          $     (0.55)  $     (0.23)  $     (1.94)  $     (1.28)
                                              ===========   ===========   ===========   ===========
Weighted-average number of shares used in
 computing net loss per share                      67,424        65,709        66,917        60,928
                                              ===========   ===========   ===========   ===========

                                 BALANCE SHEETS
                                 (in thousands)
                                                           December 31,
                                                      -----------------------
                                                         2006         2005
                                                      -----------   ---------
                                                      (unaudited)
Cash, cash equivalents and short-term investments     $   258,408   $ 366,311
Other current assets                                        8,982       8,884
Property and equipment, net                                71,542      71,803
Other assets                                                8,072       6,355
                                                      -----------   ---------
Total assets                                          $   347,004   $ 453,353
                                                      ===========   =========

Current liabilities                                   $    27,958   $  31,736
Lease obligations                                          67,087      66,754
Other non-current liabilities                              16,275      21,200
Shareholders' equity                                      235,684     333,663
                                                      -----------   ---------
Total liabilities and shareholders' equity            $   347,004   $ 453,353
                                                      ===========   =========

                                       ###